Exhibit 10.6

EXECUTIVE EMPLOYMENT AGREEMENT

THIS AGREEMENT made this 20th day of September, 2018 (the “Effective Date”)

BETWEEN:

INMED PHARMACEUTICALS INC., a company incorporated
under the laws of British Columbia (the “Company”), with offices at Suite 340, 200 Granville St, Vancouver, B.C.,V6C 1S4

AND:

Michael Woudenberg (the “Executive”), of 636 Fairway Drive, North Vancouver, BC V7G 1L6

WHEREAS:

A.       The Company is a preclinical stage biopharmaceutical company that specializes in developing therapies through the research and development of novel, cannabinoid-based therapies combined with innovative drug delivery systems;

B.       The Executive has the expertise, qualifications and required certifications to perform the services contemplated by this Agreement; and

C.       The Company wishes to employ the Executive to perform the services, on the terms and conditions herein set forth, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged.

NOW THISEFORE THIS AGREEMENT WITNESSES that the parties hereto agree as follows:

1.	EMPLOYMENT

(a)	The Executive will be employed by and will serve the Company as its Vice President (“VP”) of Chemistry, Manufacturing and Control (“CMC”) and will have powers and duties consistent with such position as may from time to time be prescribed by the CEO and Board of Directors of the Company (the “Board”), as outlined in Exhibit A. The Executive will report directly to the CEO and will comply with all lawful instructions given by the CEO.

(b)	The terms and conditions of this Agreement will have effect as and from the Effective Date and the Executive’s employment as VP will continue until terminated as provided for in this Agreement.

(c)	The Executive acknowledges and agrees that in addition to the terms and conditions of this Agreement, the Executive’s employment with the Company is subject to and governed by the Company’s policies as established from time to time. The Executive agrees to comply with the terms of such policies so long as they are not inconsistent with any provisions of the Agreement. The Executive will inform himself of the details of such policies and amendments thereto established from time to time.

(d)	The Executive will devote himself on an exclusive, full-time basis to the Company’s business. The Executive may manage his personal investments or engage in charitable or other community activities as long as those services and activities do not interfere with the Executive’s performance of his duties to the Company. Active employment is scheduled to begin
1 November 2018 (the “Effective Date of Employment”).

(e)	Concurrently with the execution and delivery of this Agreement and in consideration of the Executive’s employment by the Company, the Executive and the Company will enter into a “Confidentiality and Assignment of Inventions Agreement” in the form attached hereto as Exhibit B.

2.	REMUNERATION AND BENEFITS

(a)	Base Salary.

(i)	In consideration of full-time status, the Company will pay the Executive an annual salary, per annum, of C$270,000, less required deductions (the “Base Salary”).

(ii)	The Base Salary will be payable semi-monthly, in arrears. The Executive’s Base Salary will be reviewed annually by the Board and the compensation committee of the Company in accordance with the Company’s annual performance and compensation review process, including consideration of the Company’s market capitalization and financial stability, and is subject to increase but not decrease, except for an across-the-board salary reduction affecting all or substantially all senior executives of the Company, nor will it necessarily result in an increase to the Base Salary. The base salary in effect at any given time is referred to as “Base Salary” and this Agreement need not be modified to reflect a change in Base Salary. The Base Salary is subject to withholding and payable in a manner that is consistent with the Company’s usual payroll practices for senior executives.

(b)	Bonus. The Executive is eligible to be considered for an annual discretionary bonus which will be subject to the approval of the Board and the compensation committee of the Company, in their sole discretion, on an annual basis in accordance with the Company’s annual performance and compensation review process, including consideration of the Company’s market capitalization and financial stability. Payment of a bonus in any one year will not indicate the payment of a bonus in any other year. Target bonus is equal to 30% of Base Salary, pro-rated in the first year. Within the initial 3 months of employment, the Executive and CEO will establish a set of goals against which the bonus is to be measured for the first pro-rated year of employment.

(c)	Stock Options. The Executive’s allotment of stock options in the capital of the Company shall be 700,000 stock options (the “Options”) pursuant to the Company’s Incentive Stock Option Plan (the “Stock Option Plan”). The Options shall be priced at Market price in accordance with and subject to the Option policies of the Toronto Stock Exchange and the Company’s Insider Trading Guidelines and the blackout provisions therein. The Options issued in conjunction with this new Agreement will vest as follows:

Type of Option	Total Number of Options	Vesting Number	Vesting Date
Newly issued options with this Agreement	700,000	175,000	6 months after Effective Date of Employment
		175,000	12 months after Effective Date of Employment
		175,000	18 months after Effective Date of Employment
		175,000	24 months after Effective Date of Employment

(d)	The Options will cease to vest on the Date of Termination of this Agreement (as defined in Section 5(g)). The terms and conditions relating to the Options will be subject to the Option Agreement that is entered into concurrently with this Agreement, as well as the Stock Option Plan. If there is any conflict between the terms of this Agreement and the Stock Option

Plan, the terms of the Stock Option Plan will govern. If there is any conflict between the terms of this Agreement and the Option Agreement, the terms of this Agreement will govern to the extent of the conflict.

(e)	Expenses. The Company will reimburse the Executive for all reasonable expenses actually and properly incurred by the Executive in performing services under this Agreement, in accordance with the policies and procedures then in effect and established by the Company for its senior executives. The Executive will provide the Company with receipts supporting the Executive’s claims for reimbursement.

(f)	Other Benefits. The Company will facilitate the Executive’s enrolment in the Company’s insurance benefits plans, if any, as may be amended from time to time by the Company or the Company’s insurance carrier; or, at the Executive’s election and with Company approval, the Company will reimburse the Executive expenses associated with a private insurance plan under which the Executive and his family are currently covered. In all cases, eligibility to participate in the plans and to receive benefits under the plans will be subject to the terms and requirements of the applicable insurance carrier in accordance with the formal benefits plan documents and policies. Any issues with respect to entitlement to or payment of benefits under the benefits package will be governed by the terms of such documents and policies. The Company will not be responsible for the payment of benefits in any circumstance. Further, the Company reserves the right, in its sole discretion, to amend, change or terminate any of the insurance benefit plans or providers.

(g)	Vacation. The Executive is entitled to paid holidays and vacation days each year, in an amount determined in accordance with and subject to the Company’s applicable policies in effect, and as may be amended from time to time. The Executive will be entitled to 30 days of vacation per calendar year, which will be pro-rated for any year in which the Executive is only employed with the Company for a portion of the year or for any period in which the Executive is not a full-time employee. Vacation days will be scheduled at times that are mutually acceptable to the Executive and the Company. Carry-over of vacation days will be according to Company policy, and any accrued but unused vacation days will be paid out upon termination.

3.	NON-COMPETITION AND NON-SOLICITATION

(a)	The biotechnology industry is highly competitive and employees leaving the employ of the Company have the ability to cause significant damage to the Company’s interests if they join a competing business immediately upon leaving the Company.

(b)	Definitions:

(i)	“Business” or “Business of the Company” means:

(A)	researching, developing, commercializing, producing and marketing novel, cannabinoid-based therapies combined with innovative drug delivery systems; or

(ii)	“Competing Business” means any endeavor, activity or business which is competitive in any material way with the Business of the Company worldwide.

(iii)	“Contact” means any person, firm, corporation or other entity that was a client, customer, supplier, principal, shareholder, investor, collaborator, strategic partner, licensee, contact or prospect of the Company (or of its partners or funders) with whom the Executive dealt or otherwise became aware of during the term of the Executive’s employment in any capacity with the Company.

(iv)	“Restricted Period” means a period of 12 months.

(c)	Reasonableness. The Executive hereby acknowledges and agrees that:

(i)	both before and since the commencement of the Executive’s employment by the Company, the Company has operated and competed and will operate and compete worldwide, with respect to the Business of the Company;

(ii)	competitors of the Company and the Business are located worldwide;

(iii)	in order to protect the Company adequately, any enjoinder of competition would have to apply to any country in which the Company, during the term of the Executive’s employment, had material business relationships;

(iv)	during the course of the Executive’s employment with the Company, on behalf of the Company, the Executive will acquire knowledge of, and will come into contact with, initiate and establish relationships with, both existing and new clients, customers, suppliers, principals, contacts and prospects of the Company, and that in some circumstances the Executive may become the senior or sole representative of the Company dealing with such persons; and

(v)	in light of the foregoing, the provisions of this Section 3 are reasonable and necessary for the proper protection of the Business of the Company.

(d)	Restrictive Covenant. Except as set forth on Exhibit D attached hereto, during the term of the Executive’s employment and for the Restricted Period after the termination thereof, the Executive shall not, without the prior written consent of the Board, such consent to be granted or withheld in the Board’s sole discretion, within the geographic scope of any country in which the Company, during the term of the Executive’s employment, had material business relationships, carry on or be employed by or engaged in or have any financial or other interest in or be otherwise commercially involved in a Competing Business, directly or indirectly, either individually or in partnership or jointly or in conjunction with any person, firm, corporation or other entity, as principal, agent, consultant, advisor, employee, shareholder or in any manner whatsoever.

(e)	Exception. The Executive shall not be in default of Section 3(d) by virtue of the Executive:

(i)	following the termination of employment, holding, strictly for portfolio purposes and as a passive investor, no more than five percent (5%) of the issued and outstanding shares of, or any other interest in, any corporation or other entity which is listed on any recognized stock exchange, that is a Competing Business; or

(ii)	during the term of the Executive’s employment, holding, strictly for portfolio purposes and as a passive investor, issued and outstanding shares of, or any other interest in, any corporation or other entity, the business of which corporation or other entity is in the same Business as the Company provided such corporation is not a Competing Business, and provided further that the Executive first obtains the Company’s written consent, which consent will not be unreasonably withheld.

If the Executive holds issued and outstanding shares or any other interest in a corporation or other entity pursuant to Section 3(e)(ii) above, and following the acquisition of such shares or other interest the business of the corporation or other entity becomes a Competing Business, the Executive will promptly dispose of the Executive’s shares or other interest in such corporation or other entity.

(f)	Non-Solicitation. The Executive shall not, during the term of the Executive’s employment and for the Restricted Period after the termination thereof for any reason, whether legal or illegal, either individually or in partnership or jointly or in conjunction with any person, firm, corporation or other entity, as principal, agent, consultant, advisor, employee, shareholder or in any manner whatsoever, without the prior written and informed consent of the Company, directly or indirectly:

(i)	canvass or solicit the business of (or procure or assist the canvassing or soliciting of the business of) any Contact, or otherwise solicit, induce or encourage any Contact to curtail or cease its relationship with the Company, for any purpose which is competitive with the Business; or

(ii)	accept (or procure or assist the acceptance of) any business from any Contact which business is competitive with the Business; or

(iii)	be employed by or supply (or procure or assist the supply of) any goods or services to any Contact for any purpose which is competitive with the Business; or

(iv)	employ, engage, offer employment or engagement to or solicit the employment or engagement of or otherwise entice away from or solicit, induce or encourage to leave the employment or engagement of the Company, any individual who is employed or engaged by the Company whether or not such individual would commit any breach of the Executive’s contract or terms of employment or engagement by leaving the employ or the engagement of the Company, provided that the Executive shall be permitted, solely in a personal capacity, to provide letters of reference for individuals who are employed by the Company.

(g)	Validity. The Executive expressly recognizes and acknowledges that it is the intent of the parties that the Executive’s activities following the termination of the Executive’s employment with the Company be restricted in the manner described in this Section 3, and acknowledges that good, valuable, and sufficient consideration has been provided in exchange for such restrictions. The Executive agrees that should any of the restrictions contained in this Section 3 be found to be unreasonable to any extent by a court of competent jurisdiction adjudicating upon the validity of the restriction, whether as to the scope of the restriction, the area of the restriction or the duration of the restriction, then such restriction shall be reduced to that which is in fact declared reasonable by such court, or a subsequent court of competent jurisdiction, requested to make such a declaration, in order to ensure that the intention of the parties is given the greatest possible effect.

4.	INJUNCTIVE RELIEF

(a)	The Executive understands and agrees that the Company has a material interest in preserving the relationships it has developed with its executives, customers and suppliers against impairment by competitive activities of a former executive. Accordingly, the Executive agrees that the restrictions and covenants contained in Section 3 are reasonably required for the protection of the Company and its goodwill and that the Executive’s agreement to those restrictions and covenants by the execution of this Agreement, are of the essence to this Agreement and constitute a material inducement to the Company to enter into this Agreement and to employ the Executive, and that the Company would not enter into this Agreement absent such an inducement.

(b)	The Executive understands and acknowledges that if the Executive breaches Section 3, that breach will give rise to irreparable injury to the Company for which damages are an inadequate remedy, and the Company may pursue injunctive relief for such breach in a court of competent jurisdiction.

5.	TERMINATION

The Executive’s employment by the Company may be terminated under the following circumstances:

(a)	Death. The Executive’s employment hereunder will terminate upon the Executive’s death.

(b)	Disability. The Company may terminate the Executive’s employment if the Executive is disabled (as determined by the Chief Executive Officer) in a manner that renders the Executive unable to perform the essential functions of the Executive’s then existing position or positions under this Agreement with or without reasonable accommodation for a period of six (6) months or more. Nothing in this Section 5(b) will be construed to waive the Executive’s rights, if any, under the Company’s insurance benefits plans accruing prior to termination or under applicable law.

(c)	Termination by Company for Cause.

The Company may terminate the Executive’s employment For Cause at any time, without notice or payment in lieu thereof. The payment by the Company of the Executive’s Accrued Benefits shall be subject to any other rights or remedies of the Company under law and thereafter all obligations of the Company under this Agreement shall cease.

(i)	For the purposes of this Agreement, “For Cause” shall mean:

(A)	the Executive is convicted of a crime involving dishonesty, breach of trust, or physical harm to any person (excluding driving while affected by drugs or alcohol) or any violation of provincial or federal securities laws;

(B)	the Executive willfully engages in conduct that is in bad faith and materially injurious to the Company, monetarily or otherwise, including but not limited to, misappropriation of trade secrets, fraud or embezzlement;

(C)	the Executive commits a material breach of this Agreement;

(D)	the Executive willfully refuses to implement or follow a lawful policy or directive of the Company; or

(E)	the Executive willfully and on a continuing basis fails to perform his duties hereunder diligently and professionally.

(d)	Termination by the Company without Cause.

(i)	The Company, in its sole discretion, may terminate the Executive’s employment under this Agreement without Cause at any time.

(ii)	For the purposes of this Agreement, any termination by the Company of the Executive’s employment under this Agreement that does not constitute a termination “For Cause” under Section 5(c) and does not result from the death or disability of the Executive under Sections 5(a) or 5(b), respectively, shall be a termination “without Cause”.

(e)	Resignation by Executive.

(i)	The Executive may terminate his employment by providing to the Company Notice of Termination of his employment at least 60 days prior to the effective date of resignation. During such notice period Executive shall continue to diligently perform all of Executive’s duties hereunder, provided that the Company shall have the option, in its sole discretion, to waive such notice period, in whole or in part, and if it does so, the Executive’s resignation will become effective and the Executive’s employment will cease on the date set by the Company in the notice of waiver, and the Executive shall be entitled to his Accrued Benefits up to and including the Date of Termination (as defined in Section 5(g)(iii)). In the event the Company waives the Executive’s notice hereunder, the Company, in its sole discretion, in the circumstances, may pay the Base Salary portion of the Executive’s Accrued Benefits by way of one or more lump sum payments, by way of salary continuance or by a combination of both.

(ii)	The Executive may terminate his employment for Good Reason within 12 months following a Change in Control of the Company in accordance with, and subject to, the process set out in Section 7(c).

(f)	Notice of Termination. Except for termination as specified in Section 5(a), any termination of the Executive’s employment by the Company or any termination of the Executive’s employment by the Executive must be communicated by written Notice of Termination to the other party. For the purposes of this Agreement, “Notice of Termination” means a written notice that indicates the specific termination provision in this Agreement upon which the termination is based.

(g)	Date of Termination. For the purposes of this Agreement, “Date of Termination” means:

(i)	if the Executive’s employment is terminated by his death, the date of his death;

(ii)	if the Executive’s employment is terminated on account of disability under Section 5(b) or by the Company for Cause under Section 5(c), or by the Company without Cause under Section 5(d) on the date the Notice of Termination is given;

(iii)	if the Executive terminates his employment under Section 5(e)(i) without Good Reason, on the effective date of resignation specified by the Executive in the Notice of Termination (which shall be at least two (2) months after the date of the Notice of Termination) or, if no such date is specified or if the Company waives the notice period, the date that is 60 days after the date of the Notice of Termination; and

(iv)	if the Executive terminates his employment under Section 5(e)(ii) for Good Reason following a Change in Control of the Company, the date on which a Notice of Termination.

Notwithstanding the foregoing, if the Executive gives a Notice of Termination to the Company that takes effect at a future date, the Company may unilaterally accelerate the Date of Termination and that acceleration will not be deemed a termination by the Company for purposes of this Agreement.

6.	COMPENSATION UPON TERMINATION

(a)	Termination Generally. If the Executive’s employment with the Company is terminated for any reason, the Company shall pay or provide to the Executive (or to his authorized representative or estate) on or before the time required by law, but in no event more than 30 days after the Executive’s Date of Termination:

(i)	unpaid expense reimbursements;

(ii)	accrued but unused vacation to the extent payment is required by law or Company policy;

(iii)	any vested benefits the Executive may have under any employee benefit plan of the Company;

(iv)	any earned but unpaid Base Salary; and

(v)	any earned but unpaid annual bonus for the prior fiscal year;

for service up to and including the Date of Termination (collectively the “Accrued

Benefits”). The Executive shall not be entitled to any other salary, compensation, bonus (or pro rata share thereof) or benefits from the Company thereafter, except as otherwise specifically provided hereunder, under the Company’s employee benefit plans or as expressly required by applicable law.

(b)	Termination by the Company without Cause. If the Executive’s employment is terminated by the Company without Cause, then the Company shall pay the Executive his Accrued Benefits as of the Date of Termination. In addition, subject to Section 7 and the Executive providing the Company with a general release of claims in a form and manner that includes but is not limited to the terms set forth in the attached Exhibit C (the “Release”) within the 60-day period following the Date of Termination, the Company shall pay the Executive an amount (the “Severance Amount”) calculated as follows:

(i)	If terminated during the initial 24 months from the Effective Date of Employment, an amount equal to six (6) months’ Base Salary, less withholding;

(ii)	If terminated any time after the initial 24 months from the Effective Date of Employment but prior to the 48 month anniversary of the Effective Date of Employment, an amount equal to eight (8) months’ Base Salary, less withholding;

(iii)	If terminated any time after the 48 month anniversary of the Effective Date of Employment but prior to the 60 month anniversary, an amount equal to twelve (12) months’ Base Salary, less withholding;

(iv)	If terminated any time after the 60 month anniversary of the Effective Date of Employment an amount equal to twelve (12) months’ Base Salary plus one month per year of employment beyond the initial 60 month period, less withholding;

(v)	Additionally, in any event, a bonus payment equal to the average of the actual bonus payments, if any, made to the Executive from the previous three (3) calendar years preceding the Date of Termination, pro-rated for the then current calendar year up to and including the Date of Termination.

The Company shall pay the Severance Amount within 30 days after the Date of Termination, provided that if that 30-day period extends over two calendar years, the Company shall make the payment in the second calendar year, and further provided that the Company, in its sole discretion, in the circumstances, may pay the Severance Amount by way of one or more lump sum payments, by way of salary continuance or by a combination of both. The Severance Amount is inclusive of any entitlement to minimum standard severance under the British Columbia Employment Standards Act.

7.	CHANGE IN CONTROL

(a)	The provisions of this Section 7 set forth the Executive’s rights and obligations upon the occurrence of a Change in Control of the Company. These provisions are intended to assure and encourage in advance the Executive’s continued attention and dedication to his assigned duties and his objectivity during the pendency and after the occurrence of any Change in Control. Where the provisions of this Section 7 apply, they shall supersede the payment of the Severance Amount under Section 6(b). The provisions of this Section 7 are subject to the Executive providing to the Company, and not revoking, a fully effective Release.

(b)	Definitions. For purposes of this Agreement:

(i)	“Change in Control” means the consummation of any of the following:

(A)	the sale of all or substantially all of the assets of the Company to an unrelated person or entity;

(B)	a merger, reorganization, or consolidation involving the Company in which the shares of voting stock outstanding immediately prior to the transaction represent or are converted into or exchanged for securities of the surviving or resulting entity that, immediately upon completion of the transaction, represent less than 51% of the outstanding voting power of the surviving or resulting entity;

(C)	the acquisition of all or a majority of the outstanding voting stock of the Company in a single transaction or a series of related transactions by a person or group of persons; or

(D)	any other acquisition of the business of the Company, as determined by the Board;

but any public offering by the Company, or another capital raising event, or a merger effected solely to change the Company’s domicile does not constitute a Change in Control; and

(ii)	“Good Reason” shall mean the occurrence of any of the following events without the Executive’s prior written consent:

(A)	a change in the Executive’s position which materially reduces the Executive’s responsibilities from the responsibilities in effect immediately prior to the Change of Control;

(B)	a reduction by the Company of the Executive’s Base Salary

or Target Bonus percentage, except for an across-the-board salary reduction affecting all senior executives of the Company; or

(C)	a relocation of Executive’s principal place of employment by more than 30 kilometres.

(c)	Change in Control Severance. If within 12 months following a Change in Control:

(i)	the Company terminates the Executive’s employment with the Company without Cause; or

(ii)	the Executive resigns from his employment with the Company for Good Reason;

then,

(iii)	in addition to paying the Executive his Accrued Benefits and in lieu of paying the Executive the Severance Amount, the Company shall pay to the Executive an amount (the “Change in Control Severance Amount”) as follows:

(A)	an amount equal to twelve (12) months’ Base Salary, less withholding; plus

(B)	a bonus payment equal to the average of the actual bonus payments, if any, made to the Executive from the previous three (3) calendar years preceding the Date of Termination, pro-rated for the then current calendar year up to and including the Date of Termination.

The Company shall pay the Change in Control Severance Amount within 30 days after the Date of Termination, provided that if that 30-day period extends over two calendar years, the Company shall make the payment in the second calendar year, and further provided that the Company, in its sole discretion, in the circumstances, may pay the Change in Control Severance Amount by way of one or more lump sum payments, by way of salary continuance or by a combination of both. The Change in Control Severance Amount is inclusive of any entitlement to minimum standard severance under the British Columbia Employment Standards Act; and

(iv)	notwithstanding anything to the contrary in any applicable option agreement or stock-based award agreement, all stock options and other stock-based awards held by the Executive shall immediately accelerate, vest, and become fully exercisable or non-forfeitable as of the Date of Termination hereunder.

8.	RETURN OF MATERIALS UPON TERMINATION OF EMPLOYMENT

The Executive will return to the Company all Company documents, files, manuals, books, software, equipment, keys, equipment, identification or credit cards, and all other property belonging to Company upon the termination of the Executive’s employment with the Company for any reason.

9.	GENERAL PROVISIONS

(a)	Withholding. All payments made by the Company to the Executive under this Agreement will be net of any tax or other amounts required to be withheld by the Company under applicable law. Nothing in this Agreement is to be construed to obligate the Company to design or implement any compensation arrangement in a way that minimizes tax consequences for the Executive.

(b)	Successor to Company. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and agree to perform this Agreement to the same extent that the Company would be required to perform it if no succession had taken place. Failure of the Company to obtain an assumption of this Agreement at or prior to the effectiveness of any succession is a material breach of this Agreement.

(c)	Successor to the Executive. This Agreement inures to the benefit of and is enforceable by the Executive’s personal representatives, executors, administrators, heirs, distributees, devisees, and legatees. If the Executive dies after his termination of employment but prior to the completion by the Company of all payments due him under this Agreement, the Company shall continue the payments to the Executive’s beneficiary designated in writing to the Company prior to his death (or to his estate, if the Executive fails to make such a designation).

(d)	Non-Waiver. Failure on the part of either party to complain of any act or failure to act of the other of them or to declare the other party in default of this Agreement, irrespective of how long such failure continues, will not constitute a waiver by such party of their rights hereunder or of the right to then or subsequently declare a default.

(e)	Severability. In the event that any provision or part of this Agreement is determined to be void or unenforceable in whole or in part, the remaining provisions, or parts thereof, will be and remain in full force and effect.

(f)	Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the employment of the Executive and supersedes any and all agreements, understandings, warranties or representations of any kind, written or oral, express or implied, including any relating to the nature of the position or its duration, and each of the parties releases and forever discharges the other of and from all manner of actions, causes of action, claim or demands whatsoever under or in respect of any agreement.

(g)	Survival. The provisions of this Agreement survive the termination of this Agreement and/or the termination of the Executive’s employment to the extent necessary to effectuate the intent of the Parties as expressed in this Agreement.

(h)	Modification of Agreement. Any modification of this Agreement must be in writing and signed by both the Company and the Executive or it will have no effect and will be void.

(i)	Disputes. Except for disputes arising in respect of Section 3, all disputes arising out of or in connection with this Agreement and the employment relationship between the parties, but for greater certainty not including disputes that may arise out of or in connection with the Confidentiality and Assignment of Inventions Agreement, are to be referred to and finally resolved by a single arbitrator pursuant to the Domestic Commercial Rules of Procedure of the British Columbia International Commercial Arbitration Centre. The place of arbitration will be Vancouver, British Columbia.

(j)	Governing Law. This Agreement will be governed by and construed according to the laws of the Province of British Columbia, Canada.

(k)	Notices. Any notices, requests, demands, and other communications provided for by this Agreement are sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to the Executive at the last address the Executive has filed in writing with the Company or, in the case of the Company, at its main offices, attention to the Corporate Secretary.

(l)	Independent Legal Advice. The Executive agrees that he has obtained or has had an opportunity to obtain independent legal advice in connection with this Agreement, and further acknowledge that he has read, understands, and agrees to be bound by all of the terms and conditions contained herein. The Executive further agrees that the consideration described aforesaid is accepted voluntarily for the purpose of employment with the Company under the terms and conditions described above.

(m)	Counterparts. This Agreement may be executed in any number of counterparts, and by each party on separate counterparts, each of which counterparts, when so executed and delivered is to be taken to be an original; but those counterparts together constitute one and the same document. PDF, facsimile, scanned, and electronic signatures have the same legal effect as original ink signatures.

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IN WITNESS WHEREOF this Agreement has been executed by the parties hereto as of the date and year first above written.

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SIGNED, SEALED AND DELIVERED	)
by Michael Woudenberg in the presence	)
of:	)
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	)	Michael Woudenberg
Witness	)
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Address	)
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Occupation	)

INMED PHARMACEUTICALS INC.

Per:
Eric A. Adams
President and CEO

EXHIBIT A

Vice President, CMC

Overview

InMed is a pre-clinical stage biopharmaceutical company that specializes in developing novel therapies through the research and development into the extensive pharmacology of cannabinoids coupled with innovative drug delivery systems. InMed’s proprietary bioinformatics database drug/disease targeting tool, cannabinoid biosynthesis technology and drug development pipeline are the fundamental value drivers of the Company. For more information, visit www.inmedpharma.com.

At InMed, we value innovation, integrity, teamwork, and mutual respect in our employees. We want to hear from you if you are interested in making a difference in the lives of patients.

Role Summary

The Vice President, CMC is accountable for strategy and operational excellence related to InMed’s drug supplies (APIs and drug products) and formulation development in support of all preclinical and clinical programs.

This individual must have a “take charge” attitude and enjoy a hands-on role, a solid track record of dealing with external manufacturing, and deep underlying technical skills in small molecule products. They must have excellent complex problem-solving abilities, outstanding communication skills, and the ability to apply creative solutions to solve complex issues.

As a member of the leadership team, the position reports directly to the Chief Executive Officer.

Duties and Responsibilities

●	Oversees all CMC operations with significant hands-on input

●	Oversees the manufacturing of all active pharmaceutical ingredients (APIs) at Contract Research and Manufacturing Organizations (CRMOs) and laboratories

●	Oversees the formulation development, process validation, scale up and manufacturing activities of the drug product at CRMOs and laboratories

●	These areas of responsibility will require providing direction to and close interaction with CRMO principals and include:

○	Preparation of RFPs and identification, qualification and selection of scientifically and technically competent CRMOs and laboratories

○	Proactive strategic and tactical input to the overall compound development plans with particular emphasis on raw material sourcing, formulation development, quality, and manufacturing aspects appropriate for the stage of development (preclinical through to Phase 2 clinical)

○	High quality scientific and technical scrutiny of CRMO proposals, protocols, data and reports

○	Negotiate supply and service agreements with CRMOs and laboratories

●	Participates in multidisciplinary project teams to advance compounds through the various phases of drug development, working closely with Preclinical Research (pharmacology), Preclinical Development (pharmacokinetics, toxicology), Clinical Research, and Regulatory Affairs

●	Proactively identifies issues, risks and opportunities and make recommendations for improvement, mitigation, or changes and facilitate resolution of issues

●	Authors sections of CMC submissions to regulatory agencies

●	When required, interacts with regulatory agencies

●	Other related duties as assigned

Exhibit B

CONFIDENTIALITY
AND ASSIGNMENT OF INVENTIONS AGREEMENT

THIS AGREEMENT (this “Agreement”) dated for reference the 20th day of September, 2018 (the “Effective Date”).

BETWEEN:

INMED PHARMACEUTICALS INC., a company incorporated under the laws of British Columbia (the “Company”), with offices at Suite 340, 200 Granville St., Vancouver, B.C.V6C 1S4

AND:

Michael Woudenberg (the “Executive”), of 636 Fairway Drive, North Vancouver, BC V7G 1L6

WHEREAS:

A.       The Company is a pre-clinical stage biopharmaceutical company that specializes in developing therapies through the research and development of novel, cannabinoid-based therapies combined with innovative drug delivery systems;

B.       In connection with the employment of the Executive by the Company, the parties desire to establish the terms and conditions under which the Executive will (i) receive from and disclose to the Company proprietary and confidential information; (ii) agree to keep the information confidential, to protect it from disclosure and to use it only in accordance with the terms of this Agreement; and (iii) assign to the Company all rights, including any ownership interest which may arise in all inventions and intellectual property developed or disclosed by the Executive over the course of his work during his employment with the Company, as set out in this Agreement.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the employment of the Executive by the Company and the payment by the Company to the Executive of the sum of $10.00 and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	INTERPRETATION

1.1	Definitions. In this Agreement:

(a)	“Affiliate” means, in respect of the Company, a company or other entity which directly or indirectly controls, is controlled by, or is under common control with, the Company. For the purposes of this definition, “control” means direct or indirect beneficial ownership of a greater than 50% interest in the income of such company or entity or such other relationship as, in fact, constitutes actual control.

(b)	“Business” or “Business of the Company” means:

(i)	researching, developing, commercializing, producing and marketing novel, cannabinoid-based therapies combined with innovative drug delivery systems; or

(ii)	any other area in which the Company has an active research and development program on the date the Executive’s employment with the Company terminates and in connection with which the Executive directly provided service or had direct supervisory responsibilities.

(c)	“Confidential Information” shall mean all information, knowledge, or data, whether in written, oral, electronic or other form, relating to the Business of the Company, whether or not conceived, originated, discovered or developed in whole or in part by the Executive, that is not generally known to the public or to other persons who are not bound by obligations of confidentiality and:

(i)	from which the Company or its Affiliates derive economic value, actual or potential, from the information not being generally known; or

(ii)	in respect of which the Company or its Affiliates otherwise have a legitimate interest in maintaining secrecy;

and which, without limiting the generality of the foregoing, shall include:

(iii)	all proprietary information licensed to, acquired, used or developed by the Company and its Affiliates in its research and development activities (including but not restricted to the research and development of RNA interference drugs and delivery technology), other scientific strategies and concepts, designs, know-how, information, material, formulas, processes, research data and proprietary rights in the nature of copyrights, patents, trademarks, licenses and industrial designs;

(iv)	all information relating to the Business of the Company, and to all other aspects of the structure, personnel and operations of the Company and its Affiliates, including financial, clinical, regulatory, marketing, advertising and commercial information and strategies, customer lists, compilations, agreements and contractual records and correspondence; programs, devices, concepts, inventions, designs, methods, processes, data, know-how, unique combinations of separate items that is not generally known and items provided or disclosed to the Company or its Affiliates by third parties subject to restrictions on use or disclosure;

(v)	all know-how relating to the Business of the Company, including all biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, clinical, safety, manufacturing and quality control data and information, and all applications, registrations, licenses, authorizations, approvals and correspondence submitted to regulatory authorities;

(vi)	all information relating to the businesses of competitors of the Company or its Affiliates, including information relating to competitors’ research and development, intellectual property, operations, financial, clinical, regulatory, marketing, advertising and commercial strategies, that is not generally known;

(vii)	all information provided to the Company or its Affiliates by their agents, consultants, lawyers, contractors, licensors or licensees and relating to the Business of the Company; and

(viii)	all information relating to the Executive’s compensation and benefits, including his salary, vacation, stock options, perquisites, severance notice, rights on termination and all other compensation and benefits, except that he shall be entitled to disclose such information to his bankers, advisors, agents, consultants and other third parties who have a duty of confidence to him and who have a need to know such information in order to provide advice, products or services to him.

All Work Product shall be deemed to be the Company’s Confidential Information.

(d)	“Intellectual Property” is used in its broadest sense and means and includes any statutory, common law, equitable, contractual or proprietary rights or interests, recognized currently or in future, in and to any Inventions, including, without limitation, rights and interests in and to the following:

(i)	knowledge, know-how and its embodiments, including trade secret information;

(ii)	patents in inventions, and all applications therefor;

(iii)	copyrights in artistic, literary, dramatic, musical, and neighbouring works, copyrightable works of authorship including technical descriptions for products, user guides, illustrations, advertising materials, computer programs, source code and object code, and all applications therefor;

(iv)	trademarks, service marks, tradenames, business names and domain names and all applications therefor;

(v)	industrial designs and all other industrial or intellectual property and all applications therefor; and

(vi)	all goodwill connected with the foregoing.

(e)	“Inventions” shall mean any and all inventions, discoveries, developments, enhancements, improvements, concepts, formulas, designs, processes, ideas,

writings and other works, whether or not reduced to practice, and whether or not protectable under patent, copyright, trade secret or similar laws.

(f)	“Work Product” shall mean any and all Inventions and possible Inventions relating to the Business of the Company and which the Executive may make or conceive, alone or jointly with others, during his involvement in any capacity with the Company, whether during or outside his regular working hours, except those Inventions made or conceived by the Executive entirely on his own time that do not relate to the Business of the Company and do not derive from any equipment, supplies, facilities, Confidential Information or other information, gained, directly or indirectly, from or through his involvement in any capacity with the Company.

2.	CONFIDENTIALITY

2.1                          Prior Business Confidential Information. The Executive represents and warrants to the Company that the Executive has not brought or used, and the Executive covenants and agrees that the Executive will not use or bring to the Company any confidential information of any kind whatsoever of any prior party (the “Prior Business”) with whom the Executive was previously involved, whether such involvement was as an employee, director or officer of that Prior Business, an investor in that Prior Business, a partner in that Prior Business, a consultant to that Prior Business or other relationship to that Prior Business (the “Prior Involvement”). The Company and the Executive acknowledge and agree that the Company is not employing the Executive to obtain confidential information relating to any Prior Involvement and the Executive acknowledges that the Company has advised the Executive to comply with any and all legal obligations the Executive may have to such Prior Business. The Executive covenants and agrees to hold the Company harmless from any and all claims and damages of any kind whatsoever that the Company may suffer as a result of any breach by the Executive of his obligations to such Prior Business in that regard.

2.2                         Basic Obligation of Confidentiality. The Executive hereby acknowledges and agrees that in the course of his involvement with the Company, the Company may disclose to him or he may otherwise have access or be exposed to Confidential Information. The Company hereby agrees to provide such access to the Executive and the Executive hereby agrees to receive and hold all Confidential Information on the terms and conditions set out in this Agreement. Except as otherwise set out in this Agreement, the Executive will keep strictly confidential all Confidential Information and all other information belonging to the Company that he acquires, observes or is informed of, directly or indirectly, in connection with his involvement, in any capacity, with the Company both during and after the term of his employment in any capacity with the Company.

2.3                         Fiduciary Capacity. The Executive will be and act toward the Company and its Affiliates as a fiduciary in respect of the Confidential Information.

2.4                         Non-disclosure. Except with the prior written consent of the Company, the Executive will not at any time, either during or after he involvement in any capacity with the Company;

(a)	use or copy any Confidential Information or recollections thereof for any purpose other than the performance of his duties for the benefit of the Company and its Affiliates;

(b)	publish or disclose any Confidential Information or recollections thereof to any person other than to employees of the Company and its Affiliates who have a need to know such Confidential Information in the performance of their duties for the Company or its Affiliates;

(c)	permit or cause any Confidential Information to be used, copied, published, disclosed, translated or adapted except as otherwise expressly permitted by this Agreement; or

(d)	permit or cause any Confidential Information to be stored off the premises of the Company, including permitting or causing such Confidential Information to be stored in electronic format on personal computers, except in accordance with written procedures of the Company, as amended from time to time in writing.

2.5                          Taking Precautions. The Executive will take all reasonable precautions necessary or prudent to prevent material in his possession or control that contains or refers to Confidential Information from being discovered, used or copied by third parties.

2.6                         The Company’s Ownership of Confidential Information. As between the Executive and the Company, the Company shall own all right, title and interest in and to the Confidential Information, whether or not created or developed by the Executive.

2.7                          Control of Confidential Information and Return of Information. All physical materials produced or prepared by the Executive containing Confidential Information, including, without limitation, records, devices, computer files, data, notes, reports, proposals, lists, correspondence, specifications, drawings, plans, materials, accounts, reports, financial statements, estimates and all other materials prepared in the course of his responsibilities to or for the benefit of the Company or its Affiliates, together with all copies thereof (in whatever medium recorded), shall belong to the Company, and the Executive will promptly turn over to the Company’s possession every original and copy of any and all such items in his possession or control upon request by the Company. If the material is such that it cannot reasonably be delivered, upon request from the Company, the Executive will provide reasonable evidence that such materials have been destroyed, purged or erased.

2.8                         Purpose of Use. The Executive agrees that he will use Confidential Information only for purposes authorized or directed by the Company.

2.9                         Exemptions. The obligations of confidentiality set out in this Article 2 will not apply to any of the following:

(a)	information that is already known to the Executive, though not due to a prior disclosure by the Company or its Affiliates or by a person who obtained knowledge of the information, directly or indirectly, from the Company or its Affiliates;

(b)	information disclosed to the Executive by another person who is not obliged to maintain the confidentiality of that information and who did not obtain knowledge of the information, directly or indirectly, from the Company or its Affiliates;

(c)	information that is developed by the Executive independently of Confidential Information received from the Company or its Affiliates and such independent development can be documented by the Executive;

(d)	other particular information or material which the Company expressly exempts by written instrument signed by the Company;

(e)	information or material that is in the public domain through no fault of the Executive; and

(f)	information required by operation of law, court order or government agency to be disclosed, provided that:

(i)	in the event that the Executive is required to disclose such information or material, upon becoming aware of the obligation to disclose, the Executive will provide to the Company prompt written notice so that the Company may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement;

(ii)	if the Company agrees that the disclosure is required by law, it will give the Executive written authorization to disclose the information for the required purposes only;

(iii)	if the Company does not agree that the disclosure is required by law, this Agreement will continue to apply, except to the extent that a Court of competent jurisdiction orders otherwise; and

(iv)	if a protective order or other remedy is not obtained or if compliance with this Agreement is waived, the Executive will furnish only that portion of the Confidential Information that is legally required and will exercise all reasonable efforts to obtain confidential treatment of such Confidential Information.

3.	ASSIGNMENT OF INTELLECTUAL PROPERTY RIGHTS

3.1                          Notice of Invention. The Executive agrees to promptly and fully inform the Company of all Work Product, whether or not patentable, throughout the course of his involvement, in any capacity, with the Company and from which there is a reasonable basis to believe that Intellectual Property may be derived therefrom, whether or not developed before or after execution of this Agreement. On his ceasing to be employed by the Company for any reason whatsoever, the Executive will immediately deliver up to the Company all Work Product.

3.2                         Assignment of Rights. Subject only to the exceptions set out in Attachment 1 attached to this Agreement, the Executive will assign, and does hereby assign, to the Company or, at the option of the Company and upon notice from the Company, to the Company’s designee, all of his right, title and interest in and to all Work Product, including all Intellectual Property rights therein. To the extent that the Executive retains or acquires legal title to any such Intellectual Property rights and interests, the Executive hereby declares and confirms that such legal title is and will be held by him only as trustee and agent for the Company or the Company’s designee. The Executive agrees that the Company’s rights hereunder shall attach to all Intellectual Property rights in his Work Product, notwithstanding that it may be perfected or reduced to specific form after he has terminated his relationship with the Company. The Executive further agrees that the Company’s rights hereunder are worldwide rights and are not limited to Canada, but shall extend to every country of the world.

3.3                         Moral Rights. Without limiting the foregoing, the Executive hereby irrevocably waives any and all moral rights arising under the Copyright Act (Canada), as amended, or any successor legislation of similar force and effect or similar legislation in other applicable jurisdictions or at common law that he may have with respect to all Work Product, and agrees never to assert any moral rights which he may have in the Work Product, including, without limitation, the right to the integrity of the Work Product, the right to be associated with the Work Product, the right to restrain or claim damages for any distortion, mutilation or other modification or enhancement of the Work Product and the right to restrain the use or reproduction of the Work Product in any context and in connection with any product, service, cause or institution, and the Executive further confirms that the Company may use or alter any Work Product as the Company sees fits in its absolute discretion.

3.4                          Goodwill. The Executive hereby agrees that all goodwill he has established or may establish with clients, customers, suppliers, principals, shareholders, investors, collaborators, strategic partners, licensees, contacts or prospects of the Company relating to the Business of the Company (or of its partners, subsidiaries or affiliates), both before and after the Effective Date, shall, as between the Executive and the Company, be and remain the property of the Company exclusively, for the Company to use, alter, vary, adapt and exploit as the Company shall determine in its discretion.

3.5                          Assistance. The Executive hereby agrees to reasonably assist the Company, at the Company’s request and expense, in:

(a)	making patent applications for all Work Product, including instructions to lawyers and/or patent agents as to the characteristics of the Work Product in sufficient detail to enable the preparation of a suitable patent specification, to execute all formal documentation incidental to an application for letters patent and to execute assignment documents in favour of the Company for such applications;

(b)	making applications for all other forms of Intellectual Property registration relating to all Work Product;

(c)	prosecuting and maintaining the patent applications and other Intellectual Property relating to all Work Product; and

(d)	registering, maintaining and enforcing the patents and other Intellectual Property registrations relating to all Work Product.

If the Company is unable for any reason to secure the Executive’s signature with respect to any Work Product including, without limitation, to apply for or to pursue any application for any patents or copyright registrations covering such Work Product, then the Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as his agent and attorney-in-fact, to act for and in his behalf and stead to execute and file any papers, oaths and to do all other lawfully permitted acts with respect to such Work Product with the same legal force and effect as if executed by him.

3.6                          Assistance with Proceedings. The Executive further agrees to reasonably assist the Company, at the Company’s request and expense, in connection with any defence to an allegation of infringement of another person’s intellectual property rights, claim of invalidity of another person’s intellectual property rights, opposition to, or intervention regarding, an application for letters patent, copyright or trademark or other proceedings relating to Intellectual Property or applications for registration thereof.

3.7                         Commercialization. The Executive understands that the decision whether or not to commercialize or market any Work Product is within the Company’s sole discretion and for the Company’s sole benefit and that no royalty or other consideration will be due or payable to him as a result of the Company’s efforts to commercialize or market any such Work Product.

3.8                         Prior Business Intellectual Property. The Executive represents and warrants to the Company that he has not brought or used, and the Executive covenants and agrees that he will not use or bring to the Company any Intellectual Property of any kind whatsoever of any Prior Business with whom the Executive had a Prior Involvement or any Intellectual Property directly owned by the Executive. The Company and the Executive acknowledge and agree that the Company is not employing the Executive to obtain Intellectual Property relating to any Prior Involvement and the Executive acknowledges that the Company has advised the Executive to comply with any legal obligations the Executive may have to such Prior Business. The Executive covenants and agrees to hold the Company harmless from any and all claims and damages of any kind whatsoever that the Company may suffer as a result any breach by the Executive of his obligations to such Prior Business in that regard.

3.9                          Prior Inventions. In order to have them excluded from this Agreement, the Executive has set forth on Attachment 1 attached to this Agreement a complete list of all Inventions for which a patent application has not yet been filed that he has, alone or jointly with others, conceived, developed or reduced to practice prior to the execution of this Agreement to which he has any right, title or interest, and which relate to the Business of the Company. If such list is blank or no such list is attached, the Executive represents and warrants that there are no such prior Inventions.

4.	General

4.1                           Term. Subject to Section 4.10, the term of this Agreement is from the Effective Date and terminates on the date that the Executive is no longer working at or for the Company in any capacity.

4.2                            No Conflicting Obligations. The Executive hereby represents and warrants that he has no agreements with or obligations to any other person with respect to the matters covered by this Agreement or concerning the Confidential Information that are in conflict with anything in this Agreement, except as disclosed in Attachment 1 attached to this Agreement.

4.3                            Publicity. The Executive shall not, without the prior written consent of the Company, make or give any public announcements, press releases or statements to the public or the press regarding any Work Product or any Confidential Information.

4.4                           Further Assurances. The parties will execute and deliver to each other such further instruments and assurances and do such further acts as may be required to give effect to this Agreement.

4.5                            Notices. All notices and other communications that are required or permitted by this Agreement must be in writing and shall be hand delivered or sent by express delivery service or certified or registered mail, postage prepaid, or by facsimile transmission (with receipt confirmed in writing) to the parties at the addresses on page 1 of this Agreement. Any such notice shall be deemed to have been received on the earlier of the date actually received or the date five (5) days after the same was posted or sent. Either party may change its address or its facsimile number by giving the other party written notice, delivered in accordance with this section.

4.6                            Equitable Remedies. The Executive understands and acknowledges that if he breaches any of his obligations under this Agreement, that breach may give rise to irreparable injury to the Company for which damages are an inadequate remedy. In the event of any such breach by the Executive, in addition to all other remedies available to the Company at law or in equity, the Company will be entitled as a matter of right to apply to a court of competent jurisdiction for such relief by way of restraining order, injunction, decree or otherwise, as may be appropriate to ensure compliance with the provisions of this Agreement.

4.7                            Non -Waiver. Failure on the part of either party to complain of any act or failure to act of the other of them or to declare the other party in default of this Agreement, irrespective of how long such failure continues, will not constitute a waiver by such party of their rights hereunder or of the right to then or subsequently declare a default.

4.8                            Severability. In the event that any provision or part of this Agreement is determined to be void or unenforceable in whole or in part, the remaining provisions, or parts thereof, will be and remain in full force and effect.

4.9                           Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes any and all agreements, understandings, warranties or representations of any kind, written or oral, express or implied, including any relating to the nature of the position or its duration, and each of the parties releases and forever discharges the other of and from all manner of actions, causes of action, claim or demands whatsoever under or in respect of any agreement.

4.10                          Survival. Notwithstanding the expiration or early termination of this Agreement, the provisions of Article 1, Article 2 (including the obligations of confidentiality and to return Confidential Information, which shall endure, with respect to each item of Confidential Information, for so long as those items fall within the definition of Confidential Information), Sections 3.2, 3.3, 3.4, 3.5, 3.6 and 3.8 and Article 4 shall survive any expiration or early termination of this Agreement.

4.11                         Modification of Agreement. Any modification of this Agreement must be in writing and signed by both the Company and the Executive or it will have no effect and will be void.

4.12                          Governing Law. This Agreement will be governed by and construed according to the laws of the Province of British Columbia, Canada.

4.13                          Independent Legal Advice. The Executive agrees that he has obtained or has had an opportunity to obtain independent legal advice in connection with this Agreement, and further acknowledge that he has read, understands, and agrees to be bound by all of the terms and conditions contained herein.

REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

IN WITNESS WHEREOF this Agreement has been executed by the parties hereto as of the date and year first above written.

)
SIGNED, SEALED AND DELIVERED	)
by Michael Woudenberg in the presence	)
of:	)

Witness Signature	)	Michael Woudenberg
)
Witness Name	)
)
Witness Address	)
)
)
)
Witness Occupation	)

INMED PHARMACEUTICALS INC.

Per:
Eric A. Adams
President and CEO

Attachment 1
to Confidentiality and Assignment of Inventions Agreement

EXCLUSIONS FROM WORK PRODUCT

NIL

Exhibit C

GENERAL RELEASE LANGUAGE

The Executive agrees, for himself, his spouse, heirs, executor or administrator, assigns, insurers, attorneys, and other persons or entities acting or purporting to act on his behalf (the “Executive’s Parties”), to irrevocably and unconditionally release, acquit, and forever discharge the Company, its affiliates, subsidiaries, directors, officers, employees, shareholders, partners, agents, representatives, predecessors, successors, assigns, insurers, attorneys, benefit plans sponsored by the Company, and said plans’ fiduciaries, agents and trustees (the “Company’s Parties”), from any and all actions, causes of action, suits, claims, obligations, liabilities, debts, demands, contentions, damages, judgments, levies, and executions of any kind, whether in law or in equity, known or unknown, which the Executive’s Parties have, have had, or may in the future claim to have against the Company’s Parties by reason of, arising out of, related to, or resulting from the Executive’s employment with the Company or the termination of that employment. This release specifically includes without limitation any claims arising in tort or contract, any claim based on wrongful discharge, any claim based on breach of contract, any claim arising under federal, state or local law prohibiting race, sex, age, religion, national origin, handicap, disability, or other forms of discrimination, any claim arising under federal, state, or local law concerning employment practices, and any claim relating to compensation or benefits. It is understood and agreed that the waiver of benefits and claims contained in this section does not include a waiver of the right to payment of any vested, non-forfeitable benefits to which the Executive or a beneficiary of the Executive may be entitled under the terms and provisions of any employee benefit plan of the company which have accrued as of the Date of Termination, and does not include a waiver of the right to benefits and payment of consideration to which the Executive may be entitled under this Agreement or any of the agreements contemplated by this Agreement (including the indemnification agreement and the stock option agreement). The Executive acknowledges that he is entitled to only the severance benefits and compensation set forth in this Agreement, and that all other claims for any other benefits or compensation are hereby waived, except those expressly stated in the preceding sentence.

The Executive hereby acknowledges his understanding that under this Agreement he is releasing any known or unknown claims he may have.

The Executive expressly waives and relinquishes all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to his release of claims.

EXHIBIT D

EXISTING CONFLICTS

●	None.